                                                                  EXHIBIT 10.25


                            MYCO PHARMACEUTICALS INC.


MAIN OFFICE                                             Barry A. Berkowitz Ph.D
Suite 2200                                              President and
One Kendall Square                                      Chief Executive Officer
Cambridge, MA 02139
617-621-7073
Fax: 617-621-7103

PENNSYLVANIA OFFICE            December 23, 1992
5 Pinetree Place
Fort Washington, PA 19034
215-646-2984
Fax:  215-654-1334



Dr. William E. Timberlake
University of Georgia
Athens, Georgia

Dear Bill:

I am very pleased that we have orally agreed upon the terms for your joining Myco Pharmaceuticals Inc. as follows:

You will become Vice President of Research of Myco Pharmaceuticals Inc. We are very positive about the excellent match of your background, career goals and vision with the mission of our company.

RESPONSIBILITIES: Molecular Biology, Fermentation Biology, Drug Discovery, Chemistry and/or other senior executive responsibilities.

STARTING DATE:  First Quarter 1993

SALARY: $170,000/year ($14,166.67/month). Your consulting fee will cease and salary shall begin upon the first day of your employment.

BONUS: $60,000 first year signing bonus payable upon initiation of responsibilities. Should you voluntarily leave the company in less than eighteen months this bonus will be returned pro-rata for months not served.

EQUITY: Stock options for an additional 240,000 shares which will vest over 5 years at an exercise cost of $0.20 per share. The stock option grant will be for 10 years. These shares

Dr. William E. Timberlake
December 23, 1992
Page 2





are in addition to your existing grant of 60,000 shares which you may retain under the previously agreed terms.

         Options for an additional 200,000 shares of stock will be made available to you also at a price of $0.20 share. These shares will vest at a rate of 100,000/event for 1) the approval of an IND and the launch of clinical trials in humans for a Myco compound, and/or 2) demonstration of safety and efficacy of a Myco compound in Phase two clinical trials. This option will expire 12/31/95. Once vested this grant will be for 5 years.

         All stock options will also have terms that the company customarily provides its employees. You will also be eligible for additional options for shares of stock in the future, the award of which will be based upon your performance and that of the company.

RELOCATION ALLOWANCE: Up to $20,000 for reasonable relocation expenses. Allowable expenses can include cost of selling your existing home and moving expenses.

SEVERANCE: If the company terminates your employment without cause, you will be entitled to the lesser of a continuation of your base salary for up to a year or until you accept full time employment. Cause is defined as 1) the commission of a felony or 2) willful neglect or unacceptable performance of duties not corrected following written notice.

OTHER BENEFITS: You will be eligible to the extent you qualify for life insurance, disability insurance, medical benefits as well as vacation as established by the company for its Senior Executives. In addition, the company will provide up to $2500/year for your choice of senior executive benefits for example additional life insurance or additional disability insurance.

         Myco will advance you $100,000 as loan for use as down payment for a residence in Massachusetts. Interest will be at the prime rate. This loan will be paid back to the company over 4 years. You may use any bonus awarded to repay this loan. While employed by the company, for any year you are not awarded a bonus no principal payment will be due.

         We are very supportive of your continued career development. We will approve your recruiting a post-doctoral fellow to work with you within the company and will also support your obtaining an adjunct faculty appointment.

Dr. William E. Timberlake
December 23, 1992
Page 3





This offer is subject to your successfully passing a medical physical exam as required of all senior staff and is subject to final Board of Director approval. All senior staff also sign a confidentiality and non-competition agreement.

Bill, your efforts and results as a leader of Myco Pharmaceuticals will not only be extremely important to the Scientific Community but will also contribute directly to building a great company with products of exceptional value and therapeutic importance.

I am delighted with your oral positive response. Please sign this letter below to confirm your acceptance of the terms of employment and return it to me by return mail. Bill, we are excited about your leadership in Myco Pharmaceuticals.

                                   Sincerely,

                                   /s/ Barry Berkowitz

                                   Barry Berkowitz







I have read and agree with the terms as set forth above.


/s/ William Timberlake                     12/29/92
__________________________________         _____________________________________
Dr. Bill Timberlake                        Date